EXHIBIT NO. 2(B)

[OBJECT OMITTED] (ULTRA CLEAR LOGO)


October 17, 1996

Mr. Jacques Viau and
124612 Canada Inc.
c/o Ultra Claire Inc.
574 Boul Guimond
Longueuil, Quebec
J4G 1P8

Dear Jacques,

We are pleased to inform you that the Board of Directors of Ultra Clear have agreed to purchase all of the issued and outstanding shares of La Compagnie Ultra Claire Inc. (the "Company") registered or to be registered prior to closing in the name of 124612 Canada Inc. (the "Vendor").

The terms of the buyout acceptable to us are as follows:

1. Cash purchase of 100% of the shares held by 124612 Canada Inc. for $125,000.00 as described within Schedule "A".
2. Immediate reimbursement of any monies advanced to Ultra Claire to maintain proper business operations between October 8th and November 8th, 1996.
3. Transaction date to close - not later than Friday, November 8th, 1996 (the "closing date"; or such earlier date as to be mutually agreeable by the parties.
4. Your resignation as President and Director of the Company at the time of closing.
5. Termination of all employment contracts without any obligations for future compensation for severance.
6. The terms of this Agreement shall superceded and replace any and all prior agreements including those dated August 26th, 1994, November 30th, 1994, June 22, 1995 and the Trust Agreement dated April 1, 1996.

It is understood that Ultra Clear is making this offer relying on the following explicit representations and warranties from Jacques Viau in his capacity as President, Director and employee of the Company, and from Jacques Viau as Director, President and as shareholder of 124612 Canada, Inc.

a. All steps to be taken to insure the transfer at the closing of all shares of Ultra Claire issued and held by the Vendor;
b.       Business to be  maintained  and all repairs and service to be kept up;
c.       No loans outstanding to the Vendor or Jacques Viau;
d.       All  operating  equipment  and tools to remain in  possession  of Ultra
         Claire;

e. Those additional representations and warranties as set out in Schedule "B" attached hereto.

         If you agree with the foregoing terms please execute the bottom of the enclosed copy as of the date of this letter and return it to our office.

         Yours truly,
         ULTRA CLEAR MANUFACTURING
         & DISTRIBUTING LIMITED
         /s/ Bradley T. Aelicks
         Bradley T. Aelicks
         Director
         BTA/eh

         124612 CANADA INC.

         Per: /s/ Jacques Viau
                 Jacques Viau, Personally and as Shareholder of
                 La Compangnie Ultra-Clair Inc.


                /s/ Jacques Viau
                Jacques Viau, Personally and as Shareholder of
                La Compangnie Ultra Clair Inc.


         LA COMPAGNIE ULTRA-CLAIR INC.

         Per: /s/ Jacques Viau
                 Jacques Viau, President & Director

                                  SCHEDULE "A"

The ownership of the issued and outstanding  shares of Ultra-Clair  upon Closing will be as follows:
-------------------------------- -----------------------------------------------------------------------------------
SHAREHOLDER                      CLASS OF SHARES
-------------------------------- --------------------- ------------------ -------------------- ---------------------
                                 Category              Category           Category             Category
                                 "B"                   "C"                "F"                  "G"
                                 Common                Common             Preferred            Preferred
-------------------------------- --------------------- ------------------ -------------------- ---------------------
124612 Canada Ltd.(1)                              326                236                4,550                13,370
-------------------------------- --------------------- ------------------ -------------------- ---------------------
Claude Aubin                                        90                  0                    0                 3,525
-------------------------------- --------------------- ------------------ -------------------- ---------------------
Francine Lacoste                                    32                  0                    0                   450
-------------------------------- --------------------- ------------------ -------------------- ---------------------
Ultra Clear                                        192                  0                    0                 6,875
-------------------------------- --------------------- ------------------ -------------------- ---------------------
Totals                                             640                236                4,550                24,220
-------------------------------- --------------------- ------------------ -------------------- ---------------------
(1) beneficially owned by Jacques Viau
